K&L Gates LLP 1601 K Street NW Washington, DC 20006-1600 T 202.778.9000 www.klgates.com

September 26, 2011

First Investors Equity Funds
110 Wall Street
New York, NY 10005

Ladies and Gentlemen:

     We have acted as counsel to First Investors Equity Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Trust’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering the Class A and Class B shares of beneficial interest in First Investors Growth & Income Fund, a series of the Trust (the “Acquiring Fund”), (the “Shares”) to be issued pursuant to a Plan of Reorganization and Termination (the “Plan”) to be entered into by the Trust, on behalf of the Acquiring Fund and First Investors Blue Chip Fund, another series of the Trust (the “Acquired Fund”). The Plan provides for the transfer of the Acquired Fund’s assets to, and the assumption of the Acquired Fund’s liabilities by, the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Plan, such Shares to be distributed to the Acquired Fund’s shareholders upon the subsequent liquidation and termination of the Acquired Fund.

     You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, including the form of the Plan filed as part thereof, the trust instrument and bylaws of the Trust, and the resolutions adopted by the trustees of the Trust that provide for the issuance of the Shares pursuant to the Plan, and we have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

First Investors Equity Funds
September 26, 2011

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust.

     2. When issued and delivered upon the terms provided in the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

     This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP